SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

PRIVATE BUSINESS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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FOR IMMEDIATE RELEASE	Contact:	Private Business, Inc.
Michael Berman, 615-565-7379
michael.berman@privatebusiness.com

Lightyear Capital, LLC
John Henderson, 212-843-8054
jhenderson@rubenstein.com

Elizabeth Fogerty, 212-843-8071
efogerty@rubenstein.com

PRIVATE BUSINESS SETS JANUARY 19 AS DATE OF
SPECIAL MEETING OF SHAREHOLDERS TO APPROVE THE SALE OF $20 MILLION IN PREFERRED
STOCK TO THE LIGHTYEAR FUND
——————————
Lightyear and Private Business Execute Amended and Restated Purchase Agreement;
Receive Required NASD Approval

NASHVILLE, TN (December 29, 2003) – Private Business, Inc. (NASDAQ:PBIZ), a leading provider of cash flow and retail inventory management solutions for banks and small businesses, today announced that it has set the date for the special meeting of its shareholders for January 19 to approve its previously announced transaction with the Lightyear Fund, upon receiving confirmation from the National Association of Securities Dealers, Inc. that the terms of the transaction comply with the NASD shareholder approval and voting rights policies.

Obtaining the approval from the NASD had been a condition to closing the transaction. In connection with obtaining this approval, Lightyear and Private Business entered into an Amended and Restated Purchase Agreement, dated December 24, 2003. In connection with entering into the new Purchase Agreement, based on the closing bid price of the Company’s common stock on December 23, the Company is not prohibited by the NASD’s voting rights policy from issuing to Lightyear Series A Preferred Stock with voting power equal to the shares underlying the Warrant. As a result, the Company agreed to modify the terms of the Series A Preferred Stock to provide for voting power equal to the 16 million shares underlying the warrant, or approximately 53 percent of the Company’s voting stock, as contemplated in the original letter of intent between the parties, and Lightyear’s right to nominate directors will be in proportion to its percentage ownership in Private Business.

Commenting on the announcement, Private Business chief executive officer Henry M. Baroco said, “We are pleased to have obtained the NASD approval and continue to believe that this transaction represents a major step forward for Private Business. We look forward to partnering with Lightyear and its excellent representatives.”

“This is a major milestone in completing this transaction,” said Donald B. Marron, chairman and chief executive officer of Lightyear Capital. “We look forward to partnering with Private Business and its management team to grow the Company and serve its customers while adding value to its shareholders.”

-MORE-

About Lightyear Capital Lightyear Capital, LLC is a private equity investment firm based in New York City that manages approximately $2 billion in assets, including The Lightyear Fund, L.P., a $750 million private equity fund. The Lightyear Fund invests in leveraged buyouts, recapitalizations, and growth capital opportunities. Lightyear’s approach to investing centers on partnering with skilled management teams who lead quality companies. For more information on Lightyear Capital, please visit www.lycap.com.

About Private Business, Inc. Private Business, Inc. is a leading provider of accounts receivable financing tools for community banks and middle-market businesses. Through its RMSA division, the Company also provides inventory management and sales forecasting solutions to the retail industry. Private Business, Inc. is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol “PBIZ.”

In connection with the above-described transaction, Private Business intends to file a proxy statement and other materials with the Securities and Exchange Commission. Shareholders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Shareholders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Private Business at the Securities and Exchange Commission web site at http://www.sec.gov. Shareholders of Private Business may also obtain for free the proxy statement and other documents filed by the Company with the Securities and Exchange Commission in connection with the above-described transaction by directing a request to Private Business at 9020 Overlook Boulevard, Suite 300 Brentwood, Tennessee 37027; Attention: Investor Relations. Private Business and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the transaction.

Information regarding these directors and executive officers and their ownership of Private Business common stock is contained in the proxy statement for the Company’s 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with not closing the transactions, the terms of any new credit facility, and the Company’s ability to achieve its growth plans following closing. These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.